Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550 and 333-117075) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our report dated March 15, 2005, except for Note 14, as to which the date is September 27, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated September 28, 2005.
PricewaterhouseCoopers LLP
Cleveland, Ohio
October 3, 2005